Exhibit 99.2

aaiPharma Announces Executive Appointment

Wilmington, N.C., November 9, 2004 — aaiPharma Inc. (NASDAQ: AAII) announced today that Dr. Ludo J. Reynders, President and Chief Executive Officer of aaiPharma, has been hospitalized with suspected pneumonia. During Dr. Reynders’ incapacity, Mr. Timothy R. Wright has been appointed to the position of interim President and Chief Executive Officer.

Mr. Wright joined aaiPharma in April 2004 and serves as President of the Company’s Pharmaceuticals Division in addition to this interim appointment. Over the last 20 years, Mr. Wright has focused exclusively on healthcare, amassing a range of experience in the pharmaceutical industry.

About aaiPharma

aaiPharma Inc. is a science-based pharmaceutical company focused on pain management, with corporate headquarters in Wilmington, North Carolina. With more than 25 years of drug development expertise, the Company is focused on developing and marketing branded medicines in its targeted therapeutic areas. aaiPharma‘s development efforts are focused on developing improved medicines from established molecules through its research and development capabilities. For more information on the Company, including its product development organization AAI Development Services, please visit aaiPharma‘s website at www.aaipharma.com.

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